Entergy
639 Loyola Avenue
New Orleans, LA  70113

NewsRelease

Date:	Feb. 8, 2011

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2
Entergy Reports Fourth Quarter Earnings

New Orleans, La.  Entergy Corporation (NYSE:ETR) today reported fourth quarter 2010 as-reported earnings of $228.3 million, or $1.26 per share, compared with $313.8 million, or $1.64 per share, for fourth quarter 2009. On an operational basis, Entergy’s fourth quarter 2010 earnings were $235.0 million, or $1.30 per share, compared with $334.9 million, or $1.75 per share, in fourth quarter 2009. For the year, Entergy’s as-reported earnings were $1.3 billion, or $6.66 per share, and operational earnings were $1.3 billion, or $7.10 per share. These results compare with 2009 as-reported earnings of $1.2 billion, or $6.30 per share, and operational earnings of $1.3 billion, or $6.67 per share.

Beginning this quarter, Entergy has revised its business segment disclosures to reflect the internal reorganization announced in June 2010 combining all non-utility generation into Entergy Wholesale Commodities, or EWC. A portion of EWC was previously reported in Parent & Other. The Utility segment is unchanged.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2010 vs. 2009
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
As-Reported Earnings	1.26	1.64	(0.38)	6.66	6.30	0.36
Less Special Items	(0.04)	(0.11)	0.07	(0.44)	(0.37)	(0.07)
Operational Earnings	1.30	1.75	(0.45)	7.10	6.67	0.43

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Fourth Quarter 2010

•	Utility results were lower due to an increase in non-fuel operation and maintenance expense.
•	Entergy Wholesale Commodities earnings decreased as a result of lower net revenue and a higher effective income tax rate, partially offset by a gain on the sale of an investment.
•	Parent & Other results declined due to several individually insignificant items, including higher interest expense.

“Once again our businesses delivered strong operational performance and for the sixth year in a row we achieved record operational earnings per share,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “Our efforts in 2010 have positioned us for future success. The Utility’s regulatory progress, including rate case settlements in Arkansas and Texas, and future opportunities for productive investments provide one of the best growth stories in the industry. The execution of the reorganization to establish Entergy Wholesale Commodities further enhances our focus on license renewal efforts. And as EWC faces challenging power markets, we are largely hedged in the upcoming years to provide certainty in a bearish environment.”

Other Business Highlights

•
The staff of the Nuclear Regulatory Commission issued its final supplemental environmental impact statement for Indian Point’s proposed 20-year license renewal, concluding that there are no environmental impacts that would preclude license renewal for an additional 20 years of operation.

•	The Public Utility Commission of Texas unanimously approved the Entergy Texas rate case settlement.
•
In January, Entergy Louisiana received the remaining regulatory approval from the Louisiana Public Service Commission for its proposed acquisition of the Acadia Unit 2 power plant paving the way for a first quarter 2011 closing.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Tuesday, Feb. 8, 2011, with access by telephone, 719-457-2080, confirmation code 2202485. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available through Feb. 15, 2011, by dialing 719-457-0820, confirmation code 2202485. The replay will also be available on Entergy’s website at www.entergy.com.

Utility

In fourth quarter 2010, Utility’s as-reported and operational earnings were $114.3 million, or 63 cents per share, compared to $137.9 million, or 72 cents per share, in fourth quarter 2009. Utility fourth quarter 2010 earnings decline is due primarily to higher fossil outage spending, the timing of reliability-related spending, and higher compensation and benefit costs. Providing a partial offset is the net effect of higher other income and Utility net revenue. After excluding the effect of a regulatory item that was offset in other income, and the absence of 2009 adjustments, net revenue increased during the quarter. This revenue improvement resulted from higher sales, including favorable weather, and pricing adjustments from previous regulatory actions.

Residential sales in fourth quarter 2010, on a weather-adjusted basis, increased 0.6 percent compared to fourth quarter 2009. Commercial and governmental sales, on a weather-adjusted basis, increased 1.5 percent quarter over quarter. Industrial sales in the fourth quarter increased 7.0 percent compared to the same quarter of 2009.

The quarter-to-quarter increase in weather-adjusted sales in the residential sector reflected growth in Arkansas, Louisiana and New Orleans, as well as commercial sales growth in all jurisdictions. Growth in industrial sales reflected industrial expansion, as well as increasing economic activity (although at a slower pace than earlier in 2010 as the recovery matures) across small, mid-sized and large customers. Chemicals, refining and miscellaneous manufacturing sectors led the improvement among the large industrial customer segment, partially offset by a decline in pulp and paper.

For the year 2010, the Utility earned $812.4 million, or $4.33 per share, on as-reported and operational bases, compared to $691.6 million, or $3.53 per share, in 2009. The increase in 2010 was driven by higher Utility net revenue due primarily to increased sales volumes across all customer classes, including the significant effect from favorable weather throughout the year and the net effect of pricing adjustments from previous rate actions. Also contributing to the Utility earnings increase in 2010 was lower depreciation and amortization expense and accretion from Entergy’s share repurchase programs. Partially offsetting these items were higher non-fuel operation and maintenance expense driven by fossil outage spending, reliability-related spending, and compensation and benefits costs; higher interest expense; and increased taxes other than income taxes.

Entergy Wholesale Commodities

Entergy Wholesale Commodities earned $149.9 million, or 83 cents per share, on an as-reported basis in fourth quarter 2010, compared to as-reported earnings of $197.9 million, or $1.04 per share in fourth quarter 2009. On an operational basis, fourth quarter 2010 Entergy Wholesale Commodities’ earnings were $156.7 million, or 87 cents per share, versus $209.9 million, or $1.10 per share, in the last quarter of the prior year. Earnings decreased at Entergy Wholesale Commodities as a result of lower net revenue due primarily to additional planned and unplanned outage days at EWC’s nuclear plants. Net revenue also reflected lower pricing for the EWC portfolio of both nuclear and non-nuclear wholesale assets. In addition, a reduction in other income associated with decommissioning trusts and a higher effective income tax rate contributed to the overall quarter-over-quarter decline. Partially offsetting these items in operational results was a gain on sale of the Harrison County power plant and lower non-fuel operation and maintenance expense.

For the year 2010, Entergy Wholesale Commodities earned $486.7 million, or $2.59 per share, on an as-reported basis and $587.4 million, or $3.13 per share, on an operational basis. This compares to as-reported earnings of $638.5 million, or $3.26 per share, and operational earnings of $682.5 million, or $3.49 per share, in 2009. The decrease in Entergy Wholesale Commodities earnings in the current year was driven by lower net revenue due to lower pricing and lower generation resulting from increased planned and unplanned outage days at EWC’s nuclear plants. Higher non-fuel operation and maintenance expense also contributed to the lower results, with a write-off of capitalized engineering costs associated with a potential uprate project, costs for tritium remediation work at the Vermont Yankee site, and increased compensation and benefits costs being the primary factors. In addition, the 2010 effective income tax rate was higher than 2009. Partially offsetting these items was the gain on sale noted above, lower interest expense and accretion from Entergy’s share repurchase programs. In addition, the absence of significant impairments on EWC’s decommissioning trust funds recorded in 2009 were partially offset by lower realized earnings on decommissioning trust investments, also reflected in other income.

Parent & Other

Parent & Other reported a loss of $35.9 million, or 20 cents per share, on an as-reported basis in fourth quarter 2010 compared to a loss of $22.1 million, or 12 cents per share in fourth quarter 2009. On an operational basis, Parent & Other reported a loss of $35.9 million, or 20 cents per share, in fourth quarter 2010 compared to a loss of $12.9 million, or seven cents per share, in fourth quarter 2009. Parent & Other’s operational results declined during the quarter due to several individually insignificant items including higher interest expense on Parent debt.

For the year 2010, Parent & Other reported a loss of $48.8 million, or 26 cents per share, on an as-reported basis compared to a loss of $98.9 million, or 49 cents per share, in the prior year. On an operational basis, Parent & Other recorded a loss of $67.3 million, or 36 cents per share, in 2010, compared to a loss of $72.0 million, or 35 cents per share, in 2009. Lower income taxes in operational results were offset by a reduction in other income associated with the elimination of higher affiliate dividend income at the Utility.

Outlook

Entergy affirmed its 2011 earnings guidance in the range of $6.35 to $6.85 per share on both as-reported and operational bases.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. The current long-term financial outlook (prepared October 2010) includes the following:

Earnings:

•	Utility net income: 6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business. While current sold and forward power prices would indicate a decline in the long-term financial outlook for this business compared to 2010, Entergy Wholesale Commodities offers a valuable option taking into consideration the contango in the forward curve and the potential positive effects of ongoing economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), new environmental legislation and / or enforcement of additional environmental regulation over the longer term.

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases.

Capital deployment:

•
A balanced capital investment / return program. Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure, and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases. Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit quality:

•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated Feb. 8, 2011, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2009; (ii) Entergy’s Form 10-Qs for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear operating and regulatory risks; (e) legislative and regulatory actions; and (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

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Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2010 vs. 2009
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
As-Reported
Utility	0.63	0.72	(0.09)	4.33	3.53	0.80
Entergy Wholesale Commodities	0.83	1.04	(0.21)	2.59	3.26	(0.67)
Parent & Other	(0.20)	(0.12)	(0.08)	(0.26)	(0.49)	0.23
Consolidated As-Reported Earnings	1.26	1.64	(0.38)	6.66	6.30	0.36

Less Special Items
Utility	–	–	–	–	–	–
Entergy Wholesale Commodities	(0.04)	(0.06)	0.02	(0.54)	(0.23)	(0.31)
Parent & Other	–	(0.05)	0.05	0.10	(0.14)	0.24
Consolidated Special Items	(0.04)	(0.11)	0.07	(0.44)	(0.37)	(0.07)

Operational
Utility	0.63	0.72	(0.09)	4.33	3.53	0.80
Entergy Wholesale Commodities	0.87	1.10	(0.23)	3.13	3.49	(0.36)
Parent & Other	(0.20)	(0.07)	(0.13)	(0.36)	(0.35)	(0.01)
Consolidated Operational Earnings	1.30	1.75	(0.45)	7.10	6.67	0.43

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Entergy Corporation
Consolidated Income Statement
Three Months Ended December 31
(in thousands)

	2010	2009
	(unaudited)
Operating Revenues:
Electric	$1,880,845	$1,739,193
Natural gas	43,232	45,298
Competitive businesses	609,027	714,163
Total	2,533,104	2,498,654
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	579,505	382,139
Purchased power	283,361	360,721
Nuclear refueling outage expenses	64,728	62,856
Other operation and maintenance	758,020	729,348
Decommissioning	54,313	50,945
Taxes other than income taxes	133,702	118,211
Depreciation and amortization	280,502	283,592
Other regulatory charges (credits) – net	29,366	7,643
Total	2,183,497	1,995,455
Gain on sale of investment	44,173	-
Operating Income	393,780	503,199
Other Income (Deductions):
Allowance for equity funds used during construction	13,391	12,046
Interest and dividend income	62,331	66,651
Other than temporary impairment losses	(123)	(703)
Miscellaneous - net	(16,073)	(19,483)
Total	59,526	58,511
Interest Expense:
Interest expense	146,692	151,019
Allowance for borrowed funds used during construction	(7,705)	(6,688)
Total	138,987	144,331
Income Before Income Taxes	314,319	417,379
Income Taxes	81,012	98,639
Consolidated Net Income	233,307	318,740
Preferred Dividend Requirements of Subsidiaries	5,015	4,965
Net Income Attributable to Entergy Corporation	$228,292	$313,775

Earnings Per Average Common Share
Basic	$1.27	$1.66
Diluted	$1.26	$1.64

Average Number of Common Shares Outstanding - Basic	180,199,914	188,996,969
Average Number of Common Shares Outstanding - Diluted	181,577,475	191,255,405

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended December 31
(in thousands)

	2010	2009
	(unaudited)
Operating Revenues:
Electric	$8,740,637	$7,880,016
Natural gas	197,658	172,213
Competitive businesses	2,549,282	2,693,421
Total	11,487,577	10,745,650
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,518,582	2,309,831
Purchased power	1,659,416	1,395,203
Nuclear refueling outage expenses	256,123	241,310
Other operation and maintenance	2,969,402	2,750,810
Decommissioning	211,736	199,063
Taxes other than income taxes	534,299	503,859
Depreciation and amortization	1,069,894	1,082,775
Other regulatory charges (credits) – net	44,921	(21,727)
Total	9,264,373	8,461,124
Gain on sale of investment	44,173	-
Operating Income	2,267,377	2,284,526
Other Income (Deductions):
Allowance for equity funds used during construction	59,381	59,545
Interest and dividend income	185,455	236,628
Other than temporary impairment losses	(1,378)	(86,069)
Miscellaneous - net	(48,124)	(40,396)
Total	195,334	169,708
Interest Expense:
Interest expense	610,146	603,679
Allowance for borrowed funds used during construction	(34,979)	(33,235)
Total	575,167	570,444
Income Before Income Taxes	1,887,544	1,883,790
Income Taxes	617,239	632,740
Consolidated Net Income	1,270,305	1,251,050
Preferred Dividend Requirements of Subsidiaries	20,063	19,958
Net Income Attributable to Entergy Corporation	$1,250,242	$1,231,092

Earnings Per Average Common Share
Basic	$6.72	$6.39
Diluted	$6.66	$6.30

Average Number of Common Shares Outstanding - Basic	186,010,452	192,772,032
Average Number of Common Shares Outstanding - Diluted	187,814,235	195,838,068

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended December 31

	2010	2009	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	7,750	7,421	4.4	0.6
Commercial	6,896	6,635	3.9	1.7
Governmental	608	605	0.5	(0.2)
Industrial	9,880	9,235	7.0	7.0
Total to Ultimate Customers	25,134	23,896	5.2	3.3
Wholesale	1,021	998	2.3
Total Sales	26,155	24,894	5.1

Twelve Months Ended December 31
	2010	2009	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	37,465	33,626	11.4	1.8
Commercial	28,831	27,476	4.9	2.0
Governmental	2,463	2,408	2.3	1.7
Industrial	38,751	35,638	8.7	8.7
Total to Ultimate Customers	107,510	99,148	8.4	4.3
Wholesale	4,372	4,862	(10.1)
Total Sales	111,882	104,010	7.6

December 31

	2010	2009	% Change
Electric Customers (End of period):
Residential	2,349,900	2,331,433	0.8
Commercial	335,121	330,908	1.3
Governmental	16,619	16,017	3.8
Industrial	41,383	40,757	1.5
Total Ultimate Customers	2,743,023	2,719,115	0.9
Wholesale	23	25	(8.0)
Total Customers	2,743,046	2,719,140	0.9